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EXHIBIT 10.26.1

THE COCA-COLA COMPANY
DEFERRED COMPENSATION PLAN

As Amended and Restated Effective December 17, 2003

THE COCA-COLA COMPANY

DEFERRED COMPENSATION PLAN

As Amended and Restated Effective December 17, 2003

        WHEREAS, the Company (as hereinafter defined) has set forth its desire to establish The Coca-Cola Company Deferred Compensation Plan to provide (i) a select group of management or highly compensated employees with a capital accumulation opportunity by deferring compensation on a pre-tax basis and (ii) the Company with a method of rewarding and retaining its highly compensated executives and employees.

        NOW, THEREFORE, as of the effective date set forth herein, this Plan (as hereinafter defined) is hereby adopted to read as follows:

ARTICLE I

DEFINITIONS

        Capitalized terms used in this Plan, shall have the meanings specified below.

        "Account" or "Accounts" shall mean all of such subaccounts as are specifically authorized for inclusion in this Plan.

        "Base Salary" shall mean a Participant's annual base salary, including any salary continuation, excluding bonus, commissions, incentive and all other remuneration for services rendered to the Company and prior to reduction for any salary contributions to a plan established pursuant to Section 125 of the Code or qualified pursuant to Section 401(k) of the Code.

        "Beneficiary" or "Beneficiaries" shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant's death. No beneficiary designation shall become effective until it is filed with the Committee. Any designation shall be revocable at any time through a written instrument filed by the Participant with the Committee with or without the consent of the previous Beneficiary. No designation of a Beneficiary other than the Participant's spouse shall be valid unless consented to in writing by such spouse. If there is no such designation or if there is no surviving designated Beneficiary, then the Participant's surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant's estate (which shall include either the Participant's probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant's estate duly appointed and acting in that capacity within 90 days after the Participant's death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant's death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid to such minor's legal guardian duly appointed and currently acting to hold the funds for such minor. If no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor. Payment by Company pursuant to any unrevoked Beneficiary designation, or to the Participant's estate if no such designation exists, of all benefits owed hereunder shall terminate any and all liability of Company.

        "Board of Directors" or "Board" shall mean the Board of Directors of The Coca-Cola Company.

        "Bonuses" shall mean the bonuses earned as of the last day of the Plan Year pursuant to any bonus plan or program approved by the Committee, provided a Participant is in the employ of the Company on the last day of the Plan Year.

        "Cause" shall means a violation of the Company's Code of Business Conduct or any other policy of the Company or a Participating Subsidiary, or gross misconduct.

        "Change of Control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act as in effect on January 1, 2002, provided that such a change in control shall be deemed to have occurred at such time as (i) any "person" (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act as in effect on January 1, 2002) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) during any period of two (2) consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors of the Company cease, for any reason, to constitute at least a majority of the Board of Directors, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) the share owners of the Company approve any merger or consolidation as a result of which the Stock shall be changed, converted or exchanged (other than a merger with a wholly owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company; or (iv) the share owners of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were share owners of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation; provided, however, that no Change in Control shall be deemed to have occurred if, prior to such times as a Change in Control would otherwise be deemed to have occurred, the Board of Directors determines otherwise.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Committee" shall mean the Management Committee appointed by the Compensation Committee to administer the Plan in accordance with Article VII.

        "Company" shall mean The Coca-Cola Company, a Delaware corporation.

        "Company Discretionary Contribution Amount" shall mean such discretionary amount, if any, contributed by the Company for a Participant for a Plan Year. Such amount may differ from Participant to Participant both in amount, including no contribution and as a percentage of Compensation.

        "Company Matching Contribution Amount" shall mean such amount contributed by the Company, if any, for a Participant for a Plan Year. Such amount may differ from Participant to Participant.

        "Company Discretionary Contribution Subaccount" shall mean the bookkeeping account maintained by the Company for each Participant that is credited with an amount equal to (i) the Company Discretionary Contribution Amount, if any, paid by the Company and (ii) earnings and losses pursuant to Section 4.1.

        "Company Matching Contribution Subaccount" shall mean the bookkeeping account maintained by the Company for each Participant that is credited with the number of Stock Units equal to the Company Matching Contribution Amount, if any, and the Dividend Equivalent, if any, paid by the Company.

        "Compensation" shall mean Base Salary and Bonus.

        "Compensation Committee" shall mean the Compensation Committee of the Board of Directors of the Company or any subcommittee thereof.

        "Compensation Deferral Subaccount" shall mean the bookkeeping account maintained by the Committee for each Participant that is credited with amounts equal to (i) the portion of the Participant's Compensation that he or she elects to defer, and (ii) earnings and losses attributable thereto pursuant to Section 4.1.

        "Designated Employees" shall mean Eligible Employees designated by the Committee as eligible to defer Stock Option Gains and Restricted Stock Awards.

        "Disability" shall mean a condition for which a Participant becomes eligible for and receives a disability benefit under the long term disability insurance policy issued to the Company providing Basic Long Term Disability Insurance benefits pursuant to The Coca-Cola Company Health and Welfare Benefits Plan, or under any other long term disability plan that hereafter may be maintained by the Company or any Related Company.

        "Distributable Amount" shall mean the vested balance in the Participant's Accounts subject to distribution in a given Plan Year.

        "Dividend Equivalent" shall mean the amount of cash dividends or other cash distributions paid by the Company on that number of shares equal to the number of Stock Units credited to a Participant's Stock Unit Subaccount and Company Matching Contribution Subaccount as of the applicable record date for the dividend or other distribution, which amount shall be credited in the form of additional Stock Units to the Participant's Stock Unit Subaccount and Company Matching Contribution Subaccount.

        "Early Distribution" shall mean an election by a Participant in accordance with Section 6.2(d) to receive a withdrawal of amounts from his or her Compensation Deferral Subaccount and any vested Company Discretionary Contribution Subaccount prior to the time at which such Participant would otherwise be entitled to such amounts.

        "Effective Date" of this amended and restated Plan shall be December 17, 2003.

        "Eligible Employee" shall mean a select group of management and/or highly compensated employees of the Company or a Participating Subsidiary specifically selected by the Management Committee in accordance with the procedures set forth in Article II.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Fund" or "Funds" shall mean, one or more of the investment funds selected by the Compensation Committee, or its designee to which Participants may elect to make deemed deferrals pursuant to Section 3.2(a).

        "Hardship Distribution" shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of his or her Dependent (as defined in Section 152(a) of the Code), loss of a Participant's property due to casualty, or other similar or extraordinary and unforseeable circumstances arising as a result of events beyond the control of the Participant.

        "Initial Election Period" shall mean the time period associated with the first enrollment period of the plan or the first enrollment period of an eligible participant.

        "Investment Rate" shall mean, for each Fund, an amount equal to the net gain or loss on the assets of such Fund during each month.

        "Involuntarily Separated or Involuntary Separation" shall mean a termination of employment in conjunction with which the Participant is eligible for and receives severance benefits under The Coca-Cola Company Severance Pay Plan or any successor severance pay plan.

        "Participant" shall mean any Eligible Employee who becomes a Participant in this Plan in accordance with Article II.

        "Participating Subsidiary" means a subsidiary of the Company which the Committee has designated as such and whose employees are eligible to participate in the Plan; provided that such employee is an Eligible Employee.

        "Payment Date" shall mean:

          (1)   With respect to Distributable Amounts payable in a lump sum, as soon as practicable following the end of the calendar quarter in which termination occurs; and

          (2)   With respect to Distributable Amounts payable in annual installments, each February following the Plan Year in which termination occurs, beginning with the year following termination in which the Participant has elected to begin receiving distributions.

        "Plan" shall mean The Coca-Cola Company Deferred Compensation Plan.

        "Plan Year" shall mean January 1 to December 31 of each year.

        "Related Company" shall mean any entity in which the Company owns, directly or indirectly, at least 20% of the outstanding voting stock or capital at the relevant time.

        "Restricted Stock" shall mean shares of Stock issued under the Restricted Stock Plan which are subject to forfeiture based upon non-compliance with certain enumerated criteria.

        "Restricted Stock Award" shall mean any award of Restricted Stock under the Restricted Stock Plan.

        "Restricted Stock Plan" shall mean the 1989 Restricted Stock Award Plan of The Coca-Cola Company.

        "Retirement" shall mean any time that is at least five years prior to the earliest permissible retirement date under The Coca-Cola Company Employee Retirement Plan.

        "Scheduled Withdrawal Date" shall mean the distribution date elected by the Participant for a withdrawal of amounts from such Accounts deferred in a given Plan Year, and earnings and losses attributable thereto, as set forth on the election form for such Plan Year.

        "Stock" shall mean the common stock, $.25 par value of The Coca-Cola Company.

        "Stock Option Gain" shall mean the gains on a Designated Employee's stock options that have been granted by the Company and designated as eligible for deferral under the Plan by the Committee pursuant to Section 3.1(c). With respect to any options granted to Designated Employees that are made subject to a Stock Option Gain deferral election, the gains on such options shall be determined through a deemed sale of related shares of the underlying shares net of the exercise price of the options.

        "Stock Unit" means a unit of value, equal at any relevant time to the value of a share of Stock or Restricted Stock, as applicable, established by the Committee as a means of measuring value of the Stock-related portion of an Account under the Plan.

        "Stock Unit Subaccount" means the bookkeeping account maintained by the Company on behalf of each Participant who is credited with Stock Units and Dividend Equivalents thereon pursuant to Sections 4.2 and 4.3.

ARTICLE II

PARTICIPATION

        2.1    Determination of Eligible Employee.

        The Committee shall, from time to time, determine which employees are Eligible Employees under the Plan.

        2.2    Enrollment.

        An Eligible Employee shall become a Participant in the Plan by electing to make deferrals in accordance with Section 3.1, in accordance with such procedures as may be established from time to time by the Committee. An individual who, at any time, ceases to be an Eligible Employee, as determined in the sole discretion of the Committee, other than an Eligible Employee who (i) becomes employed by a Related Company, which is not a Participating Subsidiary or (ii) is transferred to an international assignment, shall continue to be eligible to make deferrals until the end of the Plan Year in which the employee ceases to be an Eligible Employee, and no future deferrals will be allowed until such time as the individual again becomes an Eligible Employee. In such case, the individual may remain a Participant in the Plan with respect to amounts already deferred.

        2.3    Transferred Employees.

        An Eligible Employee who (i) becomes employed by a Related Company, which is not a Participating Subsidiary or (ii) is transferred to an international assignment, shall not be eligible to make any further deferrals under the Plan; however, such individual shall remain a participant in the Plan with respect to amounts already deferred. Any deferrals for the current Plan Year shall terminate as of the date of transfer.

        2.4    Amendment of Eligibility Criteria.

        The Committee may, in its discretion, change the criteria for eligibility for any reason, including to comply with all applicable laws relating to salary grade (or other similar measurement criteria) and compensation levels; provided, however, that no change in the criteria for eligibility of any officer of the Company shall be effected unless such changes are (i) within parameters established by the Compensation Committee or (ii) approved by the Compensation Committee.

ARTICLE III

DEFERRAL ELECTIONS

        3.1    Elections to Defer Compensation.

          (a)    Initial Election Period.    Subject to the provisions of Article II, each Eligible Employee may elect to defer Compensation, earned after the election period, by filing with the Committee an election that conforms to the requirements of this Section 3.1, on a form provided by the Committee, no later than the last day of his or her Initial Election Period.

          (b)    Deferral of Base Salary and Bonus.    The amount of Base Salary and Bonus which an Eligible Employee may elect to defer is such Base Salary and Bonus earned on or after the time at which the Eligible Employee elects to defer in accordance with Section 3.1(a). The Eligible Employee may elect to defer up to 80% of the Eligible Employee's Base Salary and up to 100% of the Eligible Employee's Bonus, provided that the total amount deferred by a Participant shall be limited in any calendar year, if necessary, to satisfy Social Security Tax (including Medicare), income tax withholding for compensation that cannot be deferred and employee benefit plan withholding requirements as determined in the sole and absolute discretion of the Committee. The minimum contribution from Base Salary which must be made in any Plan Year by an Eligible Employee shall not be less than $5,000. The minimum contribution from the Bonus which must be made in any Plan Year by an Eligible Employee shall not be less than 10% of such Bonus.

          (c)    Deferral of Stock Option Gain.    A Designated Employee may elect to defer all or any portion of Stock Option Gains attributable to nonqualified stock options and receive a credit of Stock Units. Any Deferral election must occur in a time period designated by the Committee from time to time and in accordance with Sections 3.1(e) and 3.1(f), below. The Designated Employee must attest to ownership Stock equal in value to the total amount of the option exercise price and the Stock used for this purpose must have been held by the Designated Employee for at least the period of time required by the applicable stock option plan. All such deferrals shall be invested and held only in Stock Units as provided in Section 3.2(b).

          (d)    Deferral of Restricted Stock.    A Designated Employee may elect to defer all or any portion of Restricted Stock awarded pursuant to a Restricted Stock Award and receive a credit of Stock Units. Any such deferral election must be made in a time period designated by the Committee from time to time and in accordance with Sections 3.1(e) and (f). All such deferrals shall be invested and held in Stock Units as provided in Section 3.2(b).

          (e)    Duration of Deferral Election.    An Eligible Employee's election to defer Compensation for any Plan Year is to be effective with respect to: (i) Base Salary and Bonus earned after such deferral election is processed, (ii) Stock Option Gains realized after such election is processed and (iii) Restricted Stock vesting at least one year after such election is processed. Elections to defer Base Salary and Bonus are irrevocable for the Plan Year and cease to be effective at the end of the Plan Year. A Participant may initiate, increase or decrease a deferral election with respect to Base Salary and Bonus for any subsequent Plan Year by filing a new election by a date determined by the Committee prior to the beginning of the next Plan Year, which election shall be effective on the first day of the next following Plan Year. Elections to defer Stock Option Gains and Restricted Stock are irrevocable.

          (f)    Elections other than Elections during the Initial Election Period.    Subject to the limitations of Sections 3.1(b), 3.1(c) and 3.1(d) above, an Eligible Employee may elect to defer Compensation and a Designated Employee may elect to defer Compensation, Stock Option Gains and Restricted Stock by filing an election on a form provided by the Committee, or, if allowed by the Committee, via voice response, internet or other approved technology. Such election must be filed, if permitted, or, made electronically by a date determined by the Committee and will be effective with the first pay period of the following Plan Year. An election to defer Compensation, Stock Option Gains and Restricted Stock must be filed, if permitted, or, made electronically in a timely manner in accordance with Section 3.1(e).

        3.2    Deemed Investment Elections.

          (a)    Deferrals of Base Salary and Bonus.

              (i)  At the time of making the deferral elections described in Section 3.1(b), the Participant shall designate, on a form provided by the Committee, or, if allowed by the Committee, via voice response, internet or other approved technology, the types of investment funds in which the Participant's Compensation Deferral Subaccount will be deemed to be invested for purposes of determining the amount of earnings or losses to be credited to that subaccount. In making the designation pursuant to this Section 3.2, the Participant may specify that all or any multiple of his or her Compensation Deferral Subaccount be deemed to be invested, in whole percentage increments, in one or more of the types of investment funds provided under the Plan as communicated from time to time by the Committee. Effective as of the first Business Day of the following calendar month, a Participant may change the designation made under this Section 3.2 by filing an election, on a form provided by the Committee, or, if allowed by the Committee, via voice response, internet or other approved technology, by the 25th day of such month. If a Participant fails to elect a type of Fund under this Section 3.2, he or she shall be deemed to have elected the most risk-free type of investment fund.

             (ii)  Although the Participant may designate the specific fund within each type of investment, the Committee shall not be bound by such designation. The Committee, or its designee, shall select from time to time, in its sole and absolute discretion, investments of each of the types communicated by the Committee to the Participant pursuant to Section 3.2(a)(i). The Investment Rate of each such investment fund shall be used to determine the amount of earnings or losses to be credited to Participant's Compensation Deferral Subaccount under Article IV.

          (b)    Deferrals of Stock Option Gains and Restricted Stock Awards.    At the time Stock Option Gains are realized and Restricted Stock vests, a Participant's Stock Unit Subaccount shall be credited with the number of Stock Units equal in number to the amount of Stock Option Gains and shares of Restricted Stock.

ARTICLE IV

DEFERRAL ACCOUNTS

        4.1    Compensation Deferral Subaccount.

        The Committee shall establish and maintain a Compensation Deferral Subaccount for each Participant under the Plan. Each Participant's Compensation Deferral Subaccount shall be further divided into separate subaccounts ("investment fund subaccounts"), each of which corresponds to an investment fund elected by the Participant pursuant to Section 3.2(a). A Participant's Compensation Deferral Subaccount shall be credited as follows:

          (a)   On the day the amounts are withheld and/or deferred from a Participant's Compensation, the Committee shall credit the investment fund subaccounts of the Participant's Compensation Deferral Subaccount with an amount equal to Compensation deferred by the Participant in accordance with the Participant's election under Section 3.2(a).

          (b)   Each business day, each investment fund subaccount of a Participant's Compensation Deferral Subaccount shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day plus contributions credited that day to the investment fund subaccount by the Investment Rate for the corresponding Fund selected by the Company pursuant to Section 3.2(a)(ii).

          (c)   In the event that a Participant elects for a given Plan Year's deferral of Compensation to have a Scheduled Withdrawal Date, all amounts attributed to the deferral of Compensation for such Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and investment gains and losses associated with such Plan Year's deferral of Compensation.

        4.2    Company Discretionary Contribution Subaccount.

        The Committee shall establish and maintain a Company Discretionary Contribution Subaccount for each Participant under the Plan. Each Participant's Company Discretionary Contribution Subaccount shall be further divided into separate subaccounts, each of which corresponds to a Fund elected by the Participant pursuant to Section 3.2(a), or as designated by the Company. A Participant's Company Discretionary Contribution Subaccount shall be credited as follows:

          (a)   The Committee shall credit the investment fund subaccounts of the Participant's Company Discretionary Contribution Subaccount with an amount equal to the Company Discretionary Contribution Amount, if any, applicable to that Participant as of the day such amount is deemed contributed.

          (b)   Each business day, each investment fund subaccount of a Participant's Company Discretionary Contribution Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day plus contributions credited that day to the investment fund subaccount by the Investment Rate for the corresponding Fund, selected by the Company pursuant to Section 3.2(a)(ii).

        4.3    Company Matching Contribution Subaccount.

        The Committee shall establish and maintain a Company Matching Contribution Subaccount for each Participant eligible to defer Restricted Stock and/or Stock Option Gains under the Plan. A Participant's Company Matching Contribution Subaccount shall be credited as follows:

          (a)   The Committee shall credit the investment fund subaccounts of the Participant's Company Matching Contribution Subaccount with an amount equal to the Company Discretionary Contribution Amount, if any, applicable to that Participant two business days after such amount is contributed.

          (b)   Each business day, each investment fund subaccount of a Participant's Company Matching Contribution Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day plus contributions credited that day to the investment fund subaccount by the Investment Rate for the corresponding Fund, selected by the Company pursuant to Section 3.2(a)(ii).

ARTICLE V

VESTING

        5.1    Vesting.

        A Participant shall be 100% vested in his or her Compensation Deferral Subaccount and Stock Unit Subaccount. A Participant shall be vested in accordance with any schedule that the Company or the Compensation Committee, where applicable, may establish with respect to his or her Company Discretionary Contribution Amount, and Company Matching Contribution Subaccount, if any.

        5.2    Vesting Upon Death/Change of Control.

        Upon death of a Participant, or in the event of a Change of Control, the Participant shall be 100% vested in his or her Company Discretionary Contribution Subaccount and Company Matching Contribution Subaccount, unless otherwise provided by the Company or Compensation Committee, where applicable, at the time the Company Discretionary Contribution Amount or Company Matching Contribution Amount is made.

ARTICLE VI

DISTRIBUTIONS

        6.1    Form of Payment.

        Distributions of all Accounts, and earnings thereon, shall be made in cash. All unpaid Account balances shall be distributed in a lump sum in the February following a Participant's 85th birthday.

        6.2    Distributions of Accounts.

          (a)    Distribution Due to Termination on Account of Retirement.    In the case of a Participant who terminates employment with the Company due to Retirement, and has an Account balance of $50,000 or more, the Distributable Amount shall be paid to the Participant in substantially equal annual installments over ten years beginning on the Participant's Payment Date. An optional form of benefit may be elected by the Participant, on a form provided by the Company, or, if permitted by the Committee, via voice response, internet or other approval technology, during an election period, from among the following:

              (i)  A lump sum distribution on the Participant's Payment Date;

             (ii)  Substantially equal annual installments over five years beginning on the Participant's Payment Date;

            (iii)  Substantially equal annual installments over fifteen years beginning on the Participant's Payment Date.

          A Participant may modify the form of benefit that he or she has previously elected, provided such modification occurs at least one year before the Participant terminates employment with Company due to Retirement.

          A Participant may delay the Payment Date for any Plan Year to a date after his or her Retirement, but in no event later than the date he or she turns age 85, provided such extension occurs at least one year before the Participant's Retirement date. Under no circumstances may any such election to delay be made once a Participant is notified that he will receive severance benefits from the Company or a Related Company. The Committee may, in its sole discretion, reject any requested change in order to preserve the terms and intent of the Plan. The Participant may delay his or her Payment Date only once.

          In the case of a Participant who has an Account of less than $50,000, the Distributable Amount shall be paid to the Participant (and after his or her death to his or her Beneficiary) in a lump sum distribution on the Participant's Payment Date.

          If any distribution from the Plan shall have the effect of reducing disability benefits receivable by the Participant under any other policy, plan, program or arrangement, such distribution may be postponed, in the sole discretion of the Committee, upon application by the Participant.

          The Participant's Account shall continue to be credited with earnings pursuant to Article IV of the Plan until all amounts credited to his or her Account under the Plan have been distributed.

          If a Participant meets the eligibility for Retirement, the distribution method elected by the Participant for Retirement shall apply, even if the Participant also terminates employment for another reason (e.g., Involuntary Separation or Disability). If a Participant who meets the eligibility for Retirement is terminated for Cause (as determined in the sole discretion of the Committee), the Committee may require the Participant's account to be paid in a lump sum as soon as practicable, as provided in Section 6.1(c).

          (b)    Distribution Due to Termination on Account of Disability.    In the case of a Participant who terminates employment with the Company due to Disability, the Account Balance shall be paid to the Participant in a lump sum. In the case of such a Participant whose Account balance is $50,000 or more, an optional form of benefit may be elected by the Participant, on a form provided by the Company, or, if permitted by the Committee, via voice response, internet or other approved technology, during a Participant's first election period, from among the following:

              (i)  Substantially equal annual installments over five years beginning on the Participant's Payment Date;

             (ii)  Substantially equal annual installments over ten years beginning on the Participant's Payment Date;

            (iii)  Substantially equal annual installments over fifteen years beginning on the Participant's Payment Date.

          If any distribution from the Plan shall have the effect of reducing Disability benefits receivable by the Participant under any other policy, plan, program or arrangement, such distribution may be postponed, in the sole discretion of the Committee, upon application by the Participant. However, a Participant may not modify the form or timing of the benefit that he or she previously elected, during the initial election period.

          The Participant's Account shall continue to be credited with earnings pursuant to Article IV of the Plan until all amounts credited to his or her Account under the Plan have been distributed.

          (c)    Distribution Due to Voluntary Termination or Termination For Cause.    In the case of a Participant who voluntarily terminates his or her employment from the Company or is terminated for Cause (as determined in the sole discretion of the Committee) from his or her employment with the Company, the Participant's Account balance shall be paid to the Participant in a lump sum beginning on the Participant's Payment Date.

          (d)    Distribution Due to Involuntary Separation.    In the case of a Participant who is Involuntarily Terminated from his or her employment with the Company other than for Cause, as determined in the sole discretion of the Committee the Participant's Account balance shall be paid to the Participant in a lump sum on the Participant's Payment Date. In the case of such a Participant whose Account balance is $50,000 or more, an optional form of benefit may be elected by the Participant, on a form provided by the Committee, or, if permitted by the Committee, via voice response, internet or other approved technology during an election period, from among the following:

              (i)  Substantially equal annual installments over five years beginning on the Participant's Payment Date;

             (ii)  Substantially equal annual installments over ten years beginning on the Participant's Payment Date.

          The Participant's Account shall continue to be credited with earnings pursuant to Article IV of the Plan until all amounts credited to his or her Account under the Plan have been distributed.

          A Participant may not modify the form or timing of the benefit that he or she previously elected, during the initial election period.

          (e)    Distribution With Scheduled Withdrawal Date.

          In the case of a Participant who has elected a Scheduled Withdrawal Date, such Participant shall receive his or her Distributable Amount in a lump sum, but only with respect to those deferrals of Compensation, vested Company Discretionary Contribution Amounts and vested Company Matching Contribution Amounts and earnings or losses attributable thereto, as shall have been elected by the Participant to be subject to the Scheduled Withdrawal Date.

          In the case of a Participant who has a Distributable Amount of $25,000 or more, the Participant may elect to receive his or her Distributable Amount on a form provided by the Committee, or, if permitted by the Committee, via voice response, internet or other approved technology during an election period, in substantially equal annual installments over two to five years. A Participant may modify the form of benefit that he or she has previously elected, provided such modification occurs at least one year before the Scheduled Withdrawal Date.

          A Participant's Scheduled Withdrawal Date in a given Plan Year may be no earlier than three years from the last day of the Plan Year for which the deferrals of Compensation, Stock Option Gains, Restricted Stock, Company Discretionary Contribution Amounts and Company Matching Contribution Amounts are made, or such other time as may be permitted or required by applicable Treasury Regulations or Internal Revenue Service guidance. A Participant may extend the Scheduled Withdrawal Date for any Plan Year, provided such extension occurs at least one year before the Scheduled Withdrawal Date and is for a period of not less than two years from the Scheduled Withdrawal Date. Under no circumstances may any such election to delay be made once a Participant is notified that he will receive severance benefits from the Company or a Related Company. The Committee may, in its sole discretion, reject any requested change in order to preserve the terms and intent of the Plan. The Participant may modify any Scheduled Withdrawal Date in the manner set forth above, no more than two times.

          In the event a Participant terminates employment with the Company prior to a Scheduled Withdrawal Date, other than by reason of death or Retirement, the portion of the Participant's Account associated with a Scheduled Withdrawal Date, which has not occurred prior to such termination, shall be distributed in accordance with the election made by the Participant on his or her initial election form.

          Distributable Amounts subject to a Scheduled Withdrawal Date shall be paid in February of the Plan Year in which the Scheduled Withdrawal Date falls.

          (f)    Distribution for Termination of Employment Due to Death.    In the case of the death of a Participant while employed by the Company, the Participant's Account balance shall be distributed to the Participant's Beneficiary, in a lump sum as soon as practicable following the end of the calendar quarter in which death occurs. In the event a Participant dies after his or her termination of employment and while receiving installment payments, the remaining installments shall be paid to the Participant's Beneficiary in a lump sum as soon as practicable following the end of the calendar quarter in which death occurs.

        6.3    Early Non-Scheduled Distributions.

        A Participant shall be permitted to elect an Early Distribution from his or her Account prior to the Payment Date, subject to the following restrictions:

          (a)   The election to take an Early Distribution shall be made by filing a form provided by and filed with the Committee or, if permitted by the Committee, via voice response, internet or other approved technology prior to the end of any calendar month.

          (b)   The amount of the Early Distribution shall equal up to 90% of the Participant's vested Account balance. Notwithstanding anything to the contrary in the Plan, amounts credited to the Stock Unit Sub-account Option Gains, Restricted Stock Awards and Company Matching Contribution Sub-account shall not be eligible for an Early Distribution.

          (c)   The amount described in subsection (b) above shall be paid in a cash lump sum as soon as practicable after the end of the calendar month in which the Early Distribution election is made.

          (d)   If a Participant requests an Early Distribution of his or her entire vested Account, the remaining balance of his or her Account (10% of the Account) shall be permanently forfeited and the Company shall have no obligation to the Participant or his or her Beneficiary with respect to such forfeited amount. If a Participant receives an Early Distribution of less than his or her entire vested Account, such Participant shall forfeit 10% of the gross amount to be distributed from the Participant's Account and the Company shall have no obligation to the Participant or his or her Beneficiary with respect to such forfeited amount.

          (e)   If a Participant receives an Early Distribution of either all or a part of his or her Account, the Participant will be ineligible to participate in the Plan for the balance of the Plan Year and the following Plan Year; provided, however, that such individual shall remain an Participant in the Plan with respect to amounts already deferred.

          (f)    Early Distributions up to $250,000 requested by executive officers of the Company must be reviewed and approved by the Management Committee. Early Distributions in excess of $250,000 must be reviewed and approved by the Compensation Committee of the Company's Board of Directors.

        6.4    Hardship Distribution.

        Except with respect to a Participant's Stock Unit Subaccount and Company Contribution Matching Subaccount, a Participant shall be permitted to elect a Hardship Distribution from his or her Deferral Compensation Subaccount and vested Company Discretionary Contribution Subaccounts prior to the Payment Date, subject to the following restrictions:

          (a)   The election to take a Hardship Distribution shall be made by filing a form provided by and filed with Committee prior to the end of any calendar month.

          (b)   The Committee shall have made a determination, in its sole discretion, that the requested distribution constitutes a Hardship Distribution.

          (c)   The amount determined by the Committee as a Hardship Distribution shall be paid in a cash lump sum as soon as practicable after the Hardship Distribution election is made and approved by the Committee.

          (d)   Notwithstanding anything to the contrary, no Hardship Distribution may be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant's assets, to the extent the liquidation of assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under this Plan.

        6.5    Inability to Locate Participant.

        In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the required Payment Date, the amount allocated to the Participant's Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without additional interest or earnings.

ARTICLE VII

ADMINISTRATION

        7.1    Committee.

        A Committee shall be appointed by, and serve at the pleasure of, the Compensation Committee. The number of members comprising the Committee shall be determined by the Compensation Committee, which may from time to time vary the number of members. A member of the Committee may resign by delivering a written notice of resignation to the Compensation Committee. The Compensation Committee may remove any member by delivering a copy of its resolution of removal to such member. Vacancies in the membership of the Committee shall be filled promptly by the Compensation Committee.

        7.2    Committee Action.

        The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by a majority of members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

        7.3    Powers and Duties of the Committee.

        The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not limited to, the following:

            (i)  To select the Funds in accordance with Section 3.2(a) hereof;

           (ii)  To construe and interpret the terms and provisions of this Plan;

          (iii)  To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

          (iv)  To maintain all records that may be necessary for the administration of the Plan;

           (v)  To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

          (vi)  To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

         (vii)  To appoint a Plan administrator, third-party recordkeeper, or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe; and

        (viii)  To take all actions necessary for the administration of the Plan.

        7.4    Construction and Interpretation.

        The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretations or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

        7.5    Information.

        To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other events which cause termination of their participation in this Plan, and such other pertinent facts as the Committee may require.

        7.6    Compensation, Expenses and Indemnity.

          (a)   The members of the Committee shall serve without compensation for their services hereunder.

          (b)   The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

          (c)   To the extent permitted by applicable state law, the Company shall indemnify and hold harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

        7.7    Quarterly Statements.

        Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant's Accounts on a quarterly basis. Such statement may be provided by electronic means.

        7.8    Disputes.

          (a)    Claim.

            A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as "Claimant"), or his or her duly authorized representative, must file a written request for such benefit with the Committee, setting forth his or her claim within one year of the date such Claimant believes he or she was entitled to benefits under the Plan (as described in Section 7.8(e)). The request must be addressed to the Director, Executive Compensation of the Company at its then principal place of business.

          (b)    Claim Decision.

            Upon receipt of a claim, the Committee (or its designee) shall deliver such reply within 90 days of receipt of the claim. The Committee may, however, extend the reply period before the end of such 90 days by notifying the Claimant in writing of the special circumstances requiring the extension and the date by which it expects to render its decision. Such extension will not exceed 90 days from the end of the initial period.

            If the claim is denied in whole or in part, the Committee (or its designee) shall inform the Claimant in writing, setting forth: (i) the specific reason or reasons for such denial; (ii) the specific reference to pertinent provisions of this Plan on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or such information is necessary; (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (v) the time limits for requesting a review under subsection (c).

          (c)    Request For Review.

            Within 60 days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review the determination of the Company. Such request must be addressed to the Director, Executive Compensation of the Company, at its then principal place of business. The Claimant or his or her duly authorized representative may request, free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim for benefits and submit issues and comments in writing for consideration by the Committee. If the Claimant does not request a review within such 60 day period, he or she shall be barred and estopped from challenging the Company's determination.

          (d)    Review of Decision.

            Within 60 days after the Committee's receipt of a request for review, after considering all materials presented by the Claimant, the Committee will inform the Claimant in writing, the decision setting forth the specific reasons for the decision, written in a manner calculated to be understood by the Claimant, containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the 60 day time period be extended, the Committee will so notify the Claimant in writing before the end of such period and indicate the date on which it expects to render its decision, which shall be no later than 120 days after receipt of the request for review.

          (e)    Limitation on Actions.

            A Claimant must submit a written claim and exhaust this claim procedure before legal recourse of any type is sought. Any claim must be brought within one year after (a) in the case of any lump-sum payment, the date on which the payment was made; (b) in the case of an annuity payment or installment payment, the date of the first payment in the series of payments; or (c) for all other claims, the date on which the action complained of occurred. Any suit must be brought within one year after the date the Committee (or its designee) has made a final denial (or deemed denial) of a claim for benefits. Notwithstanding any other provision herein, any suit must be brought within two years after the date the claim first arose (as described above).

ARTICLE VIII

MISCELLANEOUS

        8.1    Unsecured General Creditor.

        Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company's assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title 1 of ERISA.

        8.2    Restriction Against Assignment.

        The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant's Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant's Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

        8.3    Withholding.

        Subject to Article II, there shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Company in respect to such payment or this Plan. The Company shall have the right to reduce any payment (or compensation) by the amount of cash sufficient to provide the amount of said taxes.

        8.4    Amendment, Modification, Suspension or Termination.

        The Compensation Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant's Accounts. The Committee may also amend the Plan, provided that the Committee may only adopt amendments that i) apply to the general population of Participants and do not affect only officers of the Company; ii) do not have a material financial impact on the Company; or iii) are required by tax or legal statutes, regulations or pronouncements. In the event that this Plan is terminated, the amounts allocated to a Participant's Accounts shall be distributed to the Participant or, in the event of his or her death, his or her Beneficiary in a lump sum within 30 days following the date of termination.

        8.5    Governing Law.

        This Plan shall be construed, governed and administered in accordance with the laws of the State of Delaware without regard to the conflicts of law principles thereof.

        8.6    Receipt or Release.

        Any payment to a Participant or the Participant's Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

        8.7    Payments on Behalf of Persons Under Incapacity.

        In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Company.

        8.8    Limitation of Rights and Employment Relationship.

        Neither the establishment of the Plan nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving to any Participant, or Beneficiary or other person any legal or equitable right against the Company except as provided in the Plan; and in no event shall the terms of employment of any Employee or Participant be modified or in any way be affected by the provisions of the Plan.

        8.9    Headings.

        Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

        As evidence of the adoption of this Plan, effective December 17, 2003, by The Coca-Cola Company, this document is signed by its duly authorized officers.

THE COCA-COLA COMPANY
By:	Executive Vice President and General Counsel
Date:
By:	Senior Vice President, Human Resources
Date:

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THE COCA-COLA COMPANY DEFERRED COMPENSATION PLAN